Exhibit 1

ENGLISH TRANSLATION – AS OF MARCH 2015

CEMEX, S.A.B. de C.V.

By-Laws

ARTICLE 1. DENOMINATION.- The Company is a commercial anonymous Company and is called CEMEX, followed by the words “Sociedad Anónima Bursátil de Capital Variable” or by its abbreviation “S.A.B. de C.V.”.

ARTICLE 2. CORPORATE PURPOSE.- The Company’s corporate purpose is: (A) Participate in corporations and civil associations, civil organizations and in all other types of domestic and foreign companies, through subscription and/or purchase of their shares, stocks, assets and rights and otherwise dispose and enter into any type of acts or contracts regarding such shares, stocks, assets and rights. (B) The manufacture, sale, distribution, transportation, import, export, exploitation and the industrial and commercial use of cement and, in general, any type of building materials. (C) The production, distribution, import, export, supply, assembly, transport, hauling, pumping, consignment, purchase, storage, mediation, agency, exploitation, marketing and industrial and commercial use in general of cement, concrete, mortar, clay, limestone, gypsum, gravel, sand, iron ore, raw materials used in the manufacture of cement and, in general all kinds of building materials. (D) The manufacture, sale, distribution, pumping, transportation, import, export, exploitation, use and industrial and commercial utilization of aggregates, ready-mixed concrete, its additives and components and, in general, all types of pieces and prestressed concrete objects, preconcretes, tubes and construction materials, concrete blocks and precast concrete elements. (E) The establishment of manufacturing plants of ready-mix concrete, cement and asphalt, with the aggregates production and crushing units, with its dosing and mixing units and hauling, placement and consolidation of its products. (F) Be the holder of Exploration and Mining Concessions and/or Exploitation, in order to explore and/or exploit the minerals or substances subject to the Mining Law (Ley Minera) in full force and effect, in accordance with the provisions of article 11 of said law. (G) The rendering of handling, storage and custody of foreign goods services, either owned by the Company or by third parties with whom the Company enters into an agreement. (H) The private transportation of goods owned by the Company or related to their activities, as well as of persons related to the same purpose, without involving the provision of federal public transportation in any of its forms. (I) The operation as a shipping company and performance of all activities related to its operation, and carrying out all the formalities before the competent authorities to obtain the proper permits. (J) Purchase, lease, charter and enter into any type of contract with foreign and Mexican vessels as well as registering and obtaining the Mexican flag for the vessels that may require it. (K) To act as consignee agent for vessels and perform all activities related to the operation as such. (L) The manufacture, sale, distribution, lease, import, export, exploitation and overall development of all types of industrial and commercial equipment, machinery, tools, spare parts and parts, motor carriers and any articles or commercial items. (M) The exploitation of the various engineering branches in all its aspects either pure or applied, as well as projects and construction works. (N) Entering into contracts for construction, design, engineering, and supply of technical and professional services, the development of architectural projects, installation of technical and mechanical infrastructure, and any other applications necessary, convenient or conducive to the development of its corporate purpose, including participating in competitions, public or private bids or offers either national or international. (O) Acquire, sell, manage, lease or receive in lease or sublease, give or receive on loan, exchange, encumber in any way, exploit, affect or be a trustee in trust and, in general, enter into any legal act that involves acquiring, transferring or guaranteeing the rights of ownership or possession of all real or personal types of property, as deemed necessary or convenient for the development and prosperity of the Company, or to directly or indirectly support the development or realization of the Company’s corporate purpose. (P) Build, plan, design, decorate, manage and operate in any manner all kinds of buildings, factories, warehouses, houses and apartments on their own or through third parties. (Q) Provide and receive any type of technical, administrative, sales, advertising, monitoring, technical assistance, consultation and advice services on industrial, tax, accounting, commercial, financial, and any other type of matters. (R) Order, obtain, buy, lease, assign or otherwise acquire or dispose of trademarks, trade names, copyrights, patents, inventions and processes, know-how and, in general, intellectual and industrial property rights, as well as licenses over them. (S) Enter into or agree on agency operations, mediation, technical assistance, professional services, consulting, distribution, supply, leasing and factoring, brokerage and generally all kinds of contracts or agreements involving services to or for third parties, including the use of human and material resources, as a result of the obligations or duties incurred by virtue of entering into the contracts in this subparagraph. (T) Give or take money on loan, secured or unsecured, including the issuance of debt securities in public or private sale that represent loans with the investing public. (U) Issue, draw, sign, accept, endorse, guarantee and enter into any type of commercial or legal transaction, regarding negotiable instruments, with national or foreign credit institutions, as well as agents and securities intermediaries, in investment companies and auxiliary credit organizations and in any organization, corporation or association, any and all types of transactions necessary or convenient for the fulfillment of its corporate purpose, including entering into repurchases, loans, trusts, mandates, agencies or any contract or agreement either for the purpose of investing its resources, to obtain financing, or where appropriate, to affect, transmit or to pledge the negotiable instruments referred to in this subparagraph. (V) To execute avales, bonds and, in general, guarantee, including with pledges and mortgages, obligations incurred on behalf of third parties, with or without consideration. (W) In general, enter into or execute any and all acts, operations and civil, commercial or any other type of contracts, which are beneficial, accessory, necessary or convenient for the effective achievement of its corporate purpose.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 3. DOMICILE.- The corporate seat of the Company is the city of Monterrey, N.L., Mexico, with the understanding that agencies or branches may be established within Mexico or abroad as deemed advisable by the Board of Directors.

ARTICLE 4. DURATION.- The duration of the Company shall be indefinite.

ARTICLE 5. NATIONALITY.- This Company is Mexican. Any foreigner who in the incorporation date of this Company has acquired or in the future shall acquire an interest or participation in the Capital Stock of the Company, shall be considered for this sole act as Mexican, it being understood that said party has agreed not to seek the protection of its government, under penalty of losing said interest or participation in favor of the Republic of Mexico. This article shall be inserted in its entirety on the share certificates issued by the Company. This Company received authorization from the Mexican Ministry of Foreign Affairs under Permit Number 267, dated February 4, 1927, in accordance with the Organizational Law of Section I of Article 27 of the Constitution and its Regulations.

ARTICLE 6. CAPITAL STOCK.- The Capital Stock shall be variable. The Minimum Fixed Capital with no redemption rights is of $36,300,000.00 (thirty-six million three hundred thousand pesos and 00/100) represented by 13,068´000,000 (thirteen thousand sixty eight million) ordinary shares, which shall be registered and with no face value, of which 8,712´000,000 (eight thousand seven hundred twelve million) correspond to the Series “A” and 4,356´000,000 (four thousand three hundred fifty six million) to Series “B”; the Variable Capital with no redemption rights shall be unlimited. The common ordinary Capital Stock, as well as the capital represented by Class Shares, both in its Fixed and Variable portions, shall be represented by Series of registered shares with no par value, together with its respective sub-series. Every time reference is made to a series of shares, Fixed or Variable Capital, it shall be construed as a reference to any sub-series that, as the case may be, have been issued and that shall be identified with the same letter with which the Series has been identified and a number from 1 (one) and forward, in accordance with the respective sub-series.

The common ordinary Capital Stock shall be represented by two Series, both for its Fixed and Variable portions. The Series “A” shall represent as a minimum the (64%) sixty-four per cent of the common ordinary Capital Stock and the Series “B”, or of free subscription, shall represent as a maximum the (36%) thirty-six per cent. In the event that Class Shares shall exist, and unless an authorization is obtained to treat them as neutral investment in accordance with the Law, at least (64%) sixty-four percent of the Capital Stock represented by this type of shares shall be subject, in respect to its holders, to the same restrictions applicable to the Series “A” shares of the ordinary capital. All the shares forming part of the common ordinary Capital Stock, except for the characteristics related to the holdings of each one of the Series and the part of the Capital which they represent, give their holders the same rights and obligations. By no means and neither directly nor indirectly, the shares of the Series “A” may be acquired: (i) by foreign individuals or foreign legal entities or Mexican legal entities that do not have a foreign exclusion clause, in the understanding that such clause shall be contained both in the by-laws of the acquirer as in the by-laws of any other company or partnership that directly or indirectly has an interest in the Capital Stock of such acquirer; (ii) by groups, units, associations, trusts, and any entity, with or without legal personality, that admits foreigners, that is foreign, is one in which, by any form, directly or indirectly, there is intervention of foreigners, or companies in which any foreigners participate (except for the case of Trusts formed by the Company for the issuance of ordinary participation certificates to be offered to the public investors); (iii) by foreign governments or foreign sovereigns. The Class Shares may be acquired subject to the terms and conditions approved by the Shareholders’ Meeting authorizing its issuance. In the event of a violation of these restrictions, the acquisition shall be null and the Company shall not recognize the acquirer as the owner nor may the acquirer exercise the corporate rights inherent to the shares.

For the purposes of these by-laws, “Class Shares” are defined as the shares that carry no voting rights, and also those that have limits over other corporate rights, and shares with restricted vote.

ARTICLE 7. ACQUISITION OF OWN SHARES AND MEASURES TO LIMIT THE SHAREHOLDING OWNERSHIP.- I.- The Company may acquire shares representing its own Capital Stock or negotiable instruments representing them, as well as optional instruments or financial derivative instruments which may be liquidated in kind that have such shares or negotiable instruments underlying in accordance with the terms and conditions indicated by the applicable Law. The shares or negotiable instruments that represent such shares that belong to the Company, or, the shares issued but not subscribed maintained in the Treasury, may be placed among the public investors in accordance with the dispositions of the applicable law. So long the shares are the property of the Company, they may not be represented nor voted in the Shareholders’ Meetings, and no social or economic rights of whatever nature may be exercised.

ENGLISH TRANSLATION – AS OF MARCH 2015

II.- (A).- For purposes of these by-laws, the following definitions shall apply, whether in their singular or plural form:

— “SHARES”: the ones that represent the Capital Stock of the Company; any type of certificate or receipt referred to the shares representing the Capital Stock of the Company; as well as any other security, negotiable instrument or document that refers to or permits the exercise of, the vote of the corresponding shares representing the Capital Stock of CEMEX, S.A.B. de C.V.

— “CONSORTIUM”: shall have the meaning established by the Mexican Securities Market Law.

— “RELATIVE”: person or persons that with respect to each other, have family relationship by consanguinity, affinity or civil, up until the fifth degree in a straight or collateral line, the spouse, concubine and concubinary.

— “ENCUMBRANCE”: pledges, seizures, trusts (or equivalent figures under foreign Law), or any act or transaction that in any form, limits, restricts or affects, the implicit rights of the Shares.

— “GROUP OF PERSONS”: shall have the meaning established by the Mexican Securities Market Law.

— “CORPORATE GROUP”: shall have the meaning established by the Mexican Securities Market Law.

— “RELATED PARTY”: shall have the meaning established by the Mexican Securities Market Law.

— “HOLDING”: the ownership, possession or holding of Shares or the possibility of instructing or exercising the right to vote.

— “TRANSACTION”: Any agreement, contract, unilateral declaration, stipulation, arrangement and any act that creates, transmits, modifies or extinguishes obligations, including, enunciatively but not limited to, all acts or facts that give or may give place for any exercise or instruction of the exercise of the vote, or if the ownership, possession or holding of the Shares may be obtained.

— Any Transaction or Encumbrance that may result or results in a possibility, directly or indirectly, to acquire or exercise the right to vote regarding the Shares that represent a 2% or more of the Capital Stock of the Company, shall be subject to the prior authorization of the Board of Directors. The Board of Directors must decide, within a period of 90 days from the reception of the written application directed to the President or Secretary of the Board. The application must contain: (i) name, social denomination of the participant(s) in the Transaction or Encumbrance and the Shares whose Holding they have on the date of the application, (ii) in case of a Group of Persons, Corporate Group, Consortium, Related Parties or Relatives, provide the details of all the persons involved, indicating their name, social denomination and Shares each holds, as well as who shall exercise the social and economic rights, (iii) description of the Transactions or Encumbrances, and (iv) in the event that the Transaction or Encumbrance is made indirectly through agents, brokers, trusts or similar figures under any law or third parties; it must be indicated who or whom are the effective beneficiaries and who or whom will exercise or will instruct to exercise the voting rights. The Board of Directors, in order to resolve the applications, shall consider the following criteria: a) if it involves Transactions or Encumbrances of qualified investors or institutions in which the public investors participate; b) if it involves Transactions or Encumbrances that aim to make portfolio investments with speculative purpose, such that they can affect stock prices; or if it is intended to accumulate significant amounts of Shares in a way that the number of Shares outstanding is reduced and marketability may affected; c) the likelihood of the participants in the Transactions or Encumbrances exercising a significant influence or being able to obtain control (as these terms are defined in the applicable law); d) if all the legal dispositions and the by-laws have been observed, and the persons who wish to participate in the Transactions or Encumbrances have not incurred in any violation of the Law or by-laws or have not complied with the applicable Law or by-laws; e) if the persons involved in the Transactions or Encumbrances are competitors of the Corporate Group to which the company belongs, are persons or legal entities participating in companies, entities or persons that are competitors of the Corporate Group to which it belongs and there is a risk of affecting the free market competition or there could be an access to confidential and privileged information; f) the moral and economic solvency of the participants; g) the protection of the minority rights and the rights of the workers of the Company and its subsidiaries; and h) maintain an adequate base of investors. If the Board of Directors authorizes the application, the Transaction or Encumbrance shall be done during the next 10 (ten) days following notification from the Board of such authorization. If done afterwards, the authorization shall be null.

— If after making the Transaction or Encumbrance the Holding of Shares is reduced, in order to make a new Transaction or Encumbrance a new application must be made, unless the Board had authorized the possibility of multiple Transactions or Encumbrances over a time frame. When the Transaction or Encumbrance had been authorized on the basis of false or incorrect information or information had been withheld, the voting rights corresponding to the Shares related to the Transaction or Encumbrance will not be able to be exercised.

ENGLISH TRANSLATION – AS OF MARCH 2015

II.- (B).- Any Transaction or Encumbrance that results o may result in a participation equal or greater than 30% of the Capital Stock of the Company, shall oblige, without taking into account whether the participants in the Transaction or Encumbrance wish or not to acquire control, the execution of a forced public offer for the acquisition for the total of the Shares representing the Company’s Capital Stock.

In the event the requirements described in numeral II of this Article are not met or exceed the participations indicated in the paragraphs A and B, the persons involved therein shall not be entitled to exercise the voting rights corresponding to the total of the Shares whose Holding was obtained or is obtained, and therefore, such Shares shall not be taken into account for the determination of the quorum of attendance and voting in the Shareholders’ Meetings, nor shall the records in the shareholder ledger be done and there shall be no effects of the Registry done by the Institute for the Deposit of Securities.

In order to determine if a specific situation is within numeral II of this Article, the following considerations and criteria shall apply and all the Shares whose holding is obtained, shall be obtained, or is obtained by virtue of any Transaction or Encumbrance, shall be taken into account (the calculation shall be made regarding the number of shares directly representing the Capital Stock of the Company).

1.- It does not matter if the Transaction or Encumbrance is made abroad.

2.- A single Holding shall be considered regarding each of the participants in the Group of Persons, Corporate Group, Consortium, each Related Party, and each Relative.

3.- Each Transaction or Encumbrance that may result in obtaining a 2% or more of the Capital Stock must be submitted to authorization.

4.- In case of Trusts established by the Company for the issuance of ordinary participation certificates to be offered to the public investors, the fiduciary institution shall not be subject to numeral II of this Article or Article 10 of these by-laws.

5.- For the interpretation of these by-laws, the applicable law shall be taken into account.

ARTICLE 8. MODIFICATIONS TO THE CAPITAL STOCK.- To increase or decrease the Capital Stock and amortize issued shares with undistributed profits, except in accordance with the provisions of Article 7 of these by-laws, the following procedure shall be followed: The Fixed Capital Stock shall only be increased or decreased by resolution of the General Extraordinary Shareholders’ Meeting, and such Meeting shall also authorize the amortization of issued shares with distributable profits representing this part of the Capital Stock and the amendments to the limits of the Variable Capital. The Variable Capital Stock shall be increased or decreased by resolution of the General Ordinary Shareholders’ Meeting, and such Meeting shall also resolve about the amortization of issued Shares representing this part of the Capital Stock with distributable profits; in the event of a capital increase in its Variable part, the Meeting may delegate to the Board of Directors the authority to determine the terms and conditions under which it shall proceed to the issuance, exhibit and subscription of the respective shares, which once issued and while subscribed shall be held by the Treasury of the Company. In the event of a capital reduction in the Variable part of its Capital Stock, the Board of Directors, in accordance with applicable legal provisions, may fix the terms and conditions for its implementation. The amortization of Shares with distributable profits shall be made in accordance with the terms mentioned by the Law. The minutes of the General Ordinary Shareholders´ Meetings that approve increases or decreases in the variable portion of the Capital Stock must be notarize, except in the cases where the increases and decreases are the result of the repurchase of shares.

In the terms of the applicable law, the Company may increase its Capital Stock by the issuance of non-voting shares, shares with other limitations in their corporate rights, or shares with restricted vote. The issuance of the shares mentioned in this paragraph shall not exceed the percentage of the Capital Stock established by the applicable Law and may be part of the Fixed or Variable portions of the Capital Stock.

The non-voting shares shall not be counted for purposes of determining the attendance or voting quorums at the Shareholders’ Meetings, while the shares with limitations on other corporate rights, or of restricted vote, shall only be counted to determine the attendance and voting quorums in the Shareholders’ Meetings held to deal with any matters in which such shares have a voting right.

ENGLISH TRANSLATION – AS OF MARCH 2015

Issued Class Shares, as the case may be, shall conform one or several Series with its respective sub-series, each Series shall be identified with two letters of the alphabet, one of which shall be “A”, “B” or “N”, respectively and depending on whether its holding restrictions are reserved in the terms of these by-laws with respect to the Series “A”, common ordinary Capital, are of free subscription in the terms of these by-laws with respect to the Series “B” of the common ordinary Capital Stock, or in its case, are considered as neutral investment under which they shall also have free subscription; and the other letter shall be used to distinguish them from the shares representing the common ordinary Capital Stock and the other Classes that conform the Capital Stock, attaching a progressive number for each sub-series issued.

In the event of a Capital Stock increase, the Shareholders’ Meeting may extend, limit or deny shareholders holding shares that represent the Capital Stock the preemptive right to subscribe, in proportion to their participation in the same and depending on their participation in the common ordinary capital or in the capital represented by Class Shares, the shares that in either case are issued. When applicable, the proportion shall be determined considering only the participation in the issued Capital Stock and the preemptive rights may only be exercised with respect to the same class of Shares that are held by the shareholder and within the (15) fifteen days following the publication of the resolution of the respective Shareholders’ Meeting, the publication shall be made in the terms provided in these by-laws for the calls for Shareholders’ Meetings. The preemptive right to subscribe shall not be applicable to increases to the capital through public offers or through the issuance of own shares previously acquired by the Company.

The Shareholders shall also have the right to receive the shares that are issued by means of capitalization of reserves or profits, in the understanding that the shares issued under this concept shall correspond proportionately to all issued Shares. The Shareholders’ Meeting shall determine the nature or class of shares that shall be represented by the Capital Increases made by the capitalization of reserves or profits and only those Shareholders holding common ordinary shares or Class Shares, depending on which of them are being issued, shall share the benefit of receiving the shares so issued in the proportion of their Holdings in the issued ordinary common Capital Stock or of Class, respectively.

The Company may issue Treasury Shares to be subscribed afterwards by the public investors, in accordance and subject to the applicable Laws.

The shareholders of the variable part of the Capital Stock of the Company shall not have withdrawal rights.

The Company shall keep a Book, which shall be authorized by the Chairman or Secretary of the Board of Directors or by any other officer designated by the Board of Directors for this purpose. All notes relating to the registration of increases and decreases of the Capital Stock in its Variable portion shall be kept in this Book.

ARTICLE 9. CERTIFICATES REPRESENTING THE SHARES.- The Share Certificates and Provisional Certificates issued in each case, must contain the expressions referred to in the Law and in Articles 5, 7 (regarding the restrictions for the transmission of Shares or to acquire substantial portions of the Capital Stock), 8, and 10 of these by-laws, regarding the rights and obligations of the shareholders, and must have the signatures of any two Board members appointed by the Board of Directors. The Chairman and Secretary may use a facsimile of their signature, as long as they fulfill the requirement of the applicable Law. The Share Certificates and provisional certificates must also contain adhered vouchers, to be used when exercising their dividend and preemptive rights. The Board shall determine the number of shares represented in each Share Certificate and the number of vouchers to be adhered.

ARTICLE 10. SHARE REGISTRY AND SIGNIFICANT PARTICIPATIONS.- The Company shall have a Share Registry that must contain: a).- The name, nationality, and address of the Shareholder, as well as the indication of the shares belonging to him, indicating their number, series, class, and other distinctions; b).- The indication of the payments made taking place; c).- Any encumbrances over the Shares, as well as of the rights incorporated in them, the limitations of domain, and transfers made. The Registry must also comply with the dispositions established in the applicable law and with Article 7 of these by-laws. The Company shall consider the person inscribed in the Registry, referred to in this article, as owner of the shares. To this effect, the Company must record in such Registry, when requested by any holder, the transfers, limitations, or liens imposed on them. In case the Shares or certificates that represent them were deposited in an authorized Institution for the Deposit of Securities, the register shall be made in accordance with the applicable law and with the by-laws. The persons who, in any way and in accordance with the criteria set forth in numeral II of Article 7 of these by-laws, obtain a participation of 5%, 10%, 15%, 20%, 25% or 30% must inform the Company within a period of 5 (five) working days following the day in which such percentage of ownership is obtained or exceeded. For purposes of calculating such percentages, numeral II of article 7 of these by-laws shall apply. In the case of Corporate Groups, Groups of Persons, or Consortiums, the obligation to notify applies to all the persons that are considered members of such groups.

ENGLISH TRANSLATION – AS OF MARCH 2015

The notice given to the Company, referenced in this Article, shall include the name of the person or persons that have the ownership and the rights or faculties acquired, the authorization from the Board in those cases described in Article 7 of these by-laws, and the data needed to identify the persons regarding the ones for which Shares are grouped for Ownership.

In case of non-compliance with the provisions of this Article, regarding notices of significant participations, the corresponding Shares shall not be represented in the Meeting.

The Company shall keep a registry of significant participations, where names, nationality and domicile of the persons whose names are in the instruments or respective certificates, as well as the relation, agreement or arrangement that exists between them and the information necessary in order to verify the compliance of these by-laws, shall be registered. Only those who are registered may represent the respective shares in the Shareholders’ Meeting. The shareholders must, additionally, comply with what the applicable law establishes regarding acquisitions of securities subject to disclosure and disclosure of contracts and agreements between shareholders. In order to comply with the obligations to notify, this Article shall apply. Only those that have complied with these by-laws and the applicable law shall be able to exercise or instruct the exercise of the corresponding voting rights. In case of non-compliance with what is stated in these by-laws, the registration in the Registry of Shares shall not take place and all the transactions made by an institution for the deposit of securities shall have no legal effect whatsoever before the Company.

ARTICLE 11. SHAREHOLDERS MEETING.- The General Meeting is the supreme decision organ of the Company, and it may resolve and ratify all of the resolutions and acts of the same. It shall have no limitation on its powers other than as mentioned in the Law and in these by-laws.

In the event that the Capital Stock of the Company, in addition to the common ordinary shares, is represented by shares of other classes, all proposals that may affect the rights conferred to Shareholders holding shares of such classes shall be previously accepted by the class so affected in a Special Shareholders’ Meeting in which the attendance and voting quorums applicable to the Extraordinary Shareholders’ Meetings shall be applied, which shall be counted in reference to the total number of shares of each respective class.

The class Shareholders’ Meetings shall be held in the social domicile and shall be subject to the provisions of Articles 13, 14 and 15 of these by-laws, and the Shareholder designated by the Shareholders present thereat shall act as Chairman and the Secretary of the Company shall act as Secretary or in his absence, whoever the Shareholders designate.

ARTICLE 12.COMPETENCE OF THE SHAREHOLDERS’ MEETINGS.- The Ordinary General Meeting shall meet at least once a year, once the immediate preceding fiscal year ends, in the corporate domicile, on the date specified by the Board of Directors in accordance with applicable law. The Annual Ordinary General Meeting held because of the closing of the fiscal year, shall deal with the following, in accordance with the applicable law: (a) annual reports regarding the activities corresponding to the Corporate Practices and Audit Committees; (b) annual report of the Chief Executive Officer, accompanied with the report from the external auditor; (c) opinion of the Board of Directors regarding the contents of the annual report of the Chief Executive Officer; (d) the annual report of the Board of Directors declaring and explaining the main policies and accounting and information criteria followed in the preparation of the financial information; (e) the report of the Board of Directors regarding the operations and activities in which it has participated; (f) the election, removal or substitution of the members of the Board of Directors, and their level of independence; additionally, the Ordinary Meeting shall approve the operations that the Company or the companies controlled by the Company wish to undertake during one fiscal year, when they represent 20% (twenty percent) or more of the net worth of the Company, based on amounts corresponding to the closing of the immediate preceding trimester of the date the Meeting is held, independent from the way they are executed, simultaneously or progressively, but that, because of their characteristics, may be considered as one operation; in such Meetings the shareholders that have shares with voting rights may vote, including the ones that have a limited or restricted vote; and (g) all other matters that are part of their faculties in accordance with these by-laws or the applicable law.

Extraordinary General Meetings shall have the competence over the matters established in the applicable law and in the by-laws.

Ordinary and Extraordinary Meetings shall meet whenever called.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 13. CALLS.- The calls for Shareholders’ Meetings shall be made by the Board of Directors or by the Corporate Practices or Audit Committees, with the exception of those rights granted by Law to the shareholders to legally publish the calls. The Call shall be made through the publication of a notice through the electronic system established by the Ministry of Economy (Secretaría de Economía) or, in its absence, in the Official Gazette of the State of Nuevo Leon or in any of the major daily newspapers of the State of Nuevo Leon, at least fifteen days prior to the date set for the Meeting. The Call shall state the place, day and time at which the Meeting shall be held and shall contain the Agenda, which shall not include matters under the title of “general” or equivalents. A Call shall not be required if all the shares in their entirety are represented when the Meeting is installed and the votes are taken. When a quorum is not obtained for a Meeting, a minute shall be drawn-up in the respective Book, evidencing such circumstance, and said minute shall be signed by the Chairman and Secretary as well as by the appointed Tellers, setting forth the date in which the call was published. If such should be the case, a second Call, so noted, shall be published just once.

The Shareholders that are Owners of shares with voting right, including in a limited or restrictive form, that represent at least 10% (ten percent) of the Capital Stock subscribed and paid, shall be able to request to the Chairman of the Board of Directors or of the Corporate Practices or Audit Committees, in any moment, that a General Shareholders Meeting takes place, in the terms of the applicable law.

Any Shareholder may request the Chairman of the Board of Directors that a General Shareholders Meeting takes place, in the terms of the applicable law, when, for any cause, the minimum number required, for a Meeting to be held, of members of the Corporate Practices and Audit Committees is not present and the Board of Directors has not made the provisional corresponding appointments.

From the publication of the Call for the Shareholders’ Meetings, information and documents regarding every and all of the matters included in the Agenda shall be made available to the Shareholders, in the offices of the Company and at no cost.

ARTICLE 14. ATTENDANCE TO THE SHAREHOLDERS’ MEETINGS.- In order to attend and participate in the General Meetings of Shareholders, the Shareholders with the right to vote shall deposit their shares at the corporate offices, in a Mexican credit institution or a brokerage firm, operating in accordance with the Mexican Securities Market Law. The Certificate of Deposit and, as the case may be, the list of Owners issued by the broker shall be delivered in the office of the Secretary of the Company at least 48 hours prior to the time set for the Meeting. In addition, it is necessary to observe the dispositions of Articles 7 and 10 of these by-laws regarding the Shares intended to be represented in the Meeting. The Secretary, in exchange for the aforesaid certificate of deposit, shall list, and after checking the compliance with the by-laws regarding Articles 7 and 10, shall issue a deposit voucher that verifies the shareholders’ standing as such and the number of shares represented. Said voucher shall authorize the person to whom it has been issued to attend the Meeting. The deposited shares or respective certificates shall only be returned to the Shareholders when the Meeting has been concluded, and in exchange for the voucher issued by the Secretary. The Secretary shall have the documents referred to herein, at the disposal of the Tellers appointed to act as such at the respective Meeting, so that, at the end of the respective registration period, they may prepare the Attendance List of the Shareholders who have right to attend that Meeting.

ARTICLE 15. SHAREHOLDERS’ REPRESENTATION.- Every Shareholder has the right, subject to compliance with these by-laws, to attend the Meetings, personally or through Proxy. If attending by Proxy, it shall be necessary to obtain a simple power of attorney, granted in accordance with the forms created by the Company and that shall be at the disposal of the shareholders, including the brokers in the Stock Exchange, during the term indicated by the Law. The forms shall contain the following: (a) clearly name the Company and the Agenda without mentioning under the title “General Matters”, the items referred to by the applicable law, and (b) a space for including the instructions for exercise of the Power of Attorney indicated by the grantor of such Power of Attorney.

The Secretary of the Board of Directors shall verify that this Article is observed and shall inform the Meeting thereof.

ARTICLE 16. INSTALLATION OF THE SHAREHOLDERS’ MEETINGS.- The General Ordinary Shareholders’ Meeting shall be considered legitimately installed in its first call, if at least 50% of the total number of voting shares representing the Capital Stock are present thereat. In the event of a second call, the General Ordinary Shareholders’ Meeting shall be deemed installed regardless of the number of voting shares that are present thereat. The General Extraordinary Shareholders’ Meeting shall be considered legitimately installed in its first call, if at least three fourths of the total number of voting shares representing the Capital Stock are present thereat, and in the event of a second call, if at least 50% per cent of the total number of voting shares representing the Capital Stock are present thereat.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 17. DEVELOPMENT OF THE SHAREHOLDERS’ MEETINGS.- The Meeting shall be chaired by the Chairman of the Board of Directors. In the absence of the Chairman, the Meeting shall be chaired by the Shareholder appointed by the absolute majority of those present. The Secretary of the Meeting shall be the person who is the Secretary of the Board of Directors or in his absence, the person appointed by the majority of the shareholders and proxies present thereat. The Chairman of the Board of Directors shall appoint two Tellers, having the possibility of doing so in writing once the call for the Meeting is published. In the case of absence of the Tellers so appointed, a new designation may be made. The Tellers present at the Meeting shall determine, with the documentation available and the Attendance List formulated for said effect, the number of legally represented shares. If by any reason the Agenda was not totally discussed in the date for which the Meeting had been called, such Meeting shall continue to be open during the immediate following days and until all items on the Agenda are dealt with.

The Shareholders owning shares with voting rights, including in a limited or restrictive form, duly represented in the Meeting and that represent at least 10% (ten percent) of the Capital Stock subscribed and paid, shall have the right to request the deferral of the voting on any matter for which they considered themselves not to be well informed, abiding to the terms and conditions indicated by applicable law.

ARTICLE 18. VOTING RIGHTS AND QUOROUM OF THE SHAREHOLDERS’ MEETINGS.- In all Meetings, each common ordinary share shall be entitled to one vote. This principle shall be subject to applicable legal provisions and to the provisions of these by-laws, with exception to those cases of shares temporarily re-acquired by the Company as referred to in numeral I of Article 7; to the non-voting shares, as well as to, or with the limitation to other corporate rights, and any shares with limited vote in accordance with the applicable law and the resolutions of the Shareholders’ Meeting in which its issuance has been approved; as well as to those cases contemplated by numeral II of Article 7 and Article 10 of these by-laws. In all Ordinary Shareholders’ Meetings, the resolutions shall be valid with the affirmative vote of the majority of the votes of the voting-shares present thereat. In the Extraordinary Shareholders’ Meetings, the resolutions shall only be valid if approved by the affirmative vote of the voting-shares representing at least (50%) fifty per cent of the Capital Stock with voting rights, except in the case of amendments to Articles 7 (except for the acquisitions of own shares), 10, and 22, in which it shall be required to obtain approval of (75%) seventy-five percent of the voting shares as well as those cases that in accordance with the Law, require a special quorum. It shall be left to the Tellers, who shall sign the respective minute, to verify that the quorums so indicated are complied with. The Shareholders, Owners of shares with voting rights, including in a limited or restrictive form, that represent at least 20% of the Capital Stock subscribed and paid, shall have the right to judicially oppose to the resolutions of the General Meetings, regarding those items where they have voting rights, whenever the provisions stated in applicable law, for these purposes, are observed.

ARTICLE 19. INTEGRATION OF THE BOARD.- The Board of Directors shall be composed of a maximum of twenty one (21) Regular Board Members, where at least 25% (twenty-five percent) must be independent in accordance with the applicable Law. A Shareholders’ Meeting may designate Alternate Board Members. The Alternate Board Members shall become part of the Board of Directors only in such cases of temporary or permanent absences of the Regular Board Members. The person appointed as Chairman of the Board of Directors shall be designated by the Shareholders’ Meeting; in case of death, resignation or declaration of total disability or absence, without prejudice to the powers of the Shareholders’ Meeting, the Board of Directors shall appoint a Chairman. Who holds the position of Chairman of the Board, will not hold the office of Chief Executive Officer of the Company. The Shareholders’ Meeting or the Board of Directors shall designate the Secretary, who will not be a Board Member and, if agreed, its Alternate may be elected. The Board Members, Regular or Alternate, shall remain in their position, even if their term has expired or because of their resignation, up until 30 days from such event. In case any of the Board Members is absent, or the appointed one does not take charge of such appointment, and no alternate has been appointed, or such alternate does not take charge of such appointment, the Board of Directors may appoint provisional members, without the intervention of the Shareholders’ Meeting, who shall ratify such appointments or appoint the substitute members in the next Meeting from such event. The Alternate Board Members, in the order in which they were appointed, shall substitute the Regular Members; in case the number of Alternate Board Members designated is less than the number of Board Members, each Alternate Board Member shall substitute the Board Member that corresponds according to the designation order of the Alternate Board Members, and once the Alternate Board Members have been appointed, this procedure shall be repeated until designating each Board Member its own Alternate Board Member, under which cases an Alternate Board Member can have that character with respects to one or more Regular Board Members, in the understanding that Alternate Board Members of Regular Board Members who are independent must have that same character. The Regular Board Members can only be substituted in their absences by the Alternate Board Member that corresponds in accordance to the designation.

The independent Board Members and their alternates must be appointed in accordance with the dispositions of the applicable Law and these by-laws, and those who cease to have such character must notify the Board of Directors in its next Meeting at the latest.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 20. MINORITY RIGHTS IN THE APPOINTMENT OF THE BOARD.- All shareholders owning shares with voting rights, including limited and restricted, who individually or jointly own 10% of the Capital Stock of the Company, shall have the right to appoint and revoke, in the General Shareholders Meeting, a member of the Board of Directors. Such appointment may only be revoked by the other shareholders when all the other appointments of the members are revoked, in which case, the substituted persons may not be appointed with such character during the next twelve months following the date of such revocation. In such case, the minority shareholders must refrain from taking part in the election of the Board referred to by Article 19 of the by-laws, limiting their actions to appointing by majority of votes, a member of the Board of Directors.

ARTICLE 21. HONORARY CHAIRMAN.- The General Shareholders Meeting may, through a resolution, appoint as Honorary Chairman of the Company a person that deserves such appointment due to his achievements within the Company. The Honorary Chairman must keep confidential the information or matters of the Company that he is aware of, when such information is not of public domain. The Honorary Chairman shall not be subject to the responsibilities established in the applicable law for Board members and Relevant Executives; he shall have voice without vote whenever he attends to the Meetings of the Board of Directors, The Honorary Chairman may not adopt resolutions that transcend in a significant way the administrative, financial, operational or legal situation of the Company or corporate group to which it belongs.

ARTICLE 22. RESTRICTION TO BECOME A BOARD MEMBER.- The following persons cannot be Board Members of the Company: a) Persons with no legal capacity.- b) Persons who, in accordance with the Law, may not engage in commercial transactions; c) Those who, during the twelve months immediately preceding the election, have held a position as external auditors of the Company or any of the companies part of the corporate group; d) Those who have been substituted in their appointment by revocation, in which case they cannot be appointed with such character during the twelve months following the date of revocation; e) Those who have past due obligations with the Company not duly guaranteed; f) Those, including any of their Relatives, who during the fiscal year immediately preceding the election (either with or without interruptions) have held a position in, acted as representatives or attorneys-in-fact in any form of, have been shareholders or have participated (directly or indirectly) in 5% or more of the Capital Stock or assets of, or have rendered services through any form to: persons or entities (either incorporated or not) (except those companies in which CEMEX, S.A.B de C.V. has direct or indirect participation with a minimum of 40% of the Capital Stock) and whose activity is related to the production or distribution of cement or its derivatives (persons or entities includes those that at the same time are shareholders or participate in the management, either directly or indirectly, of the person or entity dedicated to the above mentioned activity, and also those in which the latter is a shareholder or participate in the management, either directly or indirectly), or g) Those who have participated in an act that implicates a violation to the by-laws, Laws and applicable rules. Board members who, after being appointed, are found to be in one of the cases or situations described above, shall have to renounce and shall not be able to perform their functions again, except with a new election and after the restriction has been eliminated.

ARTICLE 23. BOARD MEETINGS.- The Board of Directors shall gather at least four times during each fiscal year. The Chairman of the Board of Directors and of the Corporate Practices and Audit Committees, as well as 25% (twenty five percent) of the Board Members, can call a Board Meeting and include in the agenda such items as they consider pertinent.

The Company’s external auditor may be called to the Board of Director Meetings, as an invitee with voice but without vote, and shall abstain from being present during the discussion of those items on the agenda in which he has a conflict of interest or that could impair his independence as defined by the Law.

The Meeting shall be considered duly installed with the presence of the majority of the Board Members, who shall make their decisions by an absolute majority of the Board Members there present. Minutes shall be drawn up for each of the Meetings of the Board, which shall contain the topics and items discussed; said minutes must be signed by the Chairman and Secretary who acted as such during said Meeting. The Board may adopt resolutions without a Meeting through the unanimous consent of its members. Such resolutions shall be confirmed in writing.

All information presented to the Board of Directors, whether of the Company or of its controlled entities, shall be signed by the persons responsible for its content and drafting.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 24. FACULTIES OF THE CHAIRMAN OF THE BOARD.– The Chairman of the Board of Directors shall have, except for any modifications, restrictions or additional responsibilities that the General Shareholders’ Meeting or the Law may determine, the following faculties, obligations, attributions, and powers: I.- Execute or procure the execution of the resolutions of the General Shareholders’ Meetings and the Board of Directors, doing anything that is necessary or prudent in order to protect the Company’s interests, without affecting the faculties that the Shareholders’ Meeting, the Board or the Law may confer to the Chief Executive Officer. II.- Submit proposals to the Board of Directors regarding the independent directors that shall integrate the Corporate Practices and Audit Committees, as well as the provisional directors that shall be designated by the Board, if necessary. III.- Chair the Shareholders’ Meetings and the Board Meetings, having a quality vote in the Board’s Resolutions in the case of a tie. IV.- Prepare, sign and publish the calls for the General Shareholders’ Meetings and summon the Board of Directors’ Meetings. V.- Represent the Company before any type of authority, company or individual. Any absence of the Chairman shall be covered by the Board Member appointed by the Board of Directors.

ARTICLE 25. APPOINTMENT OF THE SECRETARY OF THE BOARD.- In case the Shareholders’ Meeting does not prepare it, the Board of Directors shall appoint a Secretary, who may not be a Board Member and who shall be subject to the obligations and responsibilities established by the Law, being this appointment revocable at any time.

ARTICLE 26. DUTIES AND RESPONSIBILITIES OF THE BOARD MEMBERS.- The General Ordinary Shareholders’ Meeting may establish the obligation that the Board Members and Secretary of the Board, the Chief Executive Officer and the Relevant Executives referred to by the applicable Law, grant a guarantee to cover the liabilities in which they may incur as a result of the performance of their position.

The Board Members shall perform their duties in a value-creating manner for the benefit of the Company, without favoring a specific shareholder or group of shareholders, and shall therefore act diligently and in good faith by adopting informed decisions; and shall comply with their duty of care and loyalty, abstaining from engaging in illicit acts or activities, as established by the applicable Law.

The liability for breach of these fiduciary duties or for engaging in illicit acts or activities shall consist of indemnifying the Company for the damages and costs suffered, and the responsible individuals shall be removed from their positions as established by applicable Laws.

With respect to liabilities arising from the breach of the duty of care, and only when the relevant acts were not done willfully, in bad faith or are not illegal, indemnities or insurance may be contracted for the Board Members or the Secretary. In no other case may such indemnity or insurance be granted or contracted.

The right to bring actions based on the breach of the fiduciary duties or on the committing of illicit acts or activities as established by the Law, shall be exclusively on behalf of the Company or of the individual who is controlled by the Company or in which the Company has significant influence, that suffers the economic damage, and may be enforced by the Company, through the resolution previously adopted in the General Extraordinary Shareholders’ Meeting, or by the shareholders who, individually or in group, hold voting shares, including shares with limited or restricted voting rights, that represent 5% or more of the Company’s Capital Stock, with disregard of the fulfillment of the requirements established by the General Corporations Law for suing management for their civil responsibility. With respect to liability claims brought on behalf of controlled companies or of those where the Company has substantial influence, these shall be independent of other claims that should be brought under the General Corporations Law, and if such claims are brought by the Sociedad Anónima Bursátil, the prior approval by the General Extraordinary Shareholders’ Meeting shall be required. In the event that the shares representing the Capital Stock of the Company are placed among the public through negotiable instruments representing such shares, issued by fiduciary institutions under a trust, the right to bring the liability claim shall correspond to the fiduciary institution and to the holders of such instruments that represent 5% or more of the Company’s Capital Stock.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 27. RESPONSIBILITIES OF THE BOARD.- It is the responsibility of the Board of Directors to:

I.- Establish the general strategies for conducting the Company’s business and other companies controlled by it.

II.- Monitor the managing and handling of the Company and of the other companies controlled by it, considering the importance that the latter have in the financial, administrative and legal situation of the Company, as well as the performance of the Relevant Executives.

III.- Approve, with the prior opinion of the Audit and Corporate Practices Committees: A) The policies and guidelines for the use of the Company’s assets and the assets of other companies controlled by it, by related parties. B) Each related party transaction that the Company or other companies controlled by it plan to enter into. C) Transactions that are executed, either simultaneously or successively, that may be considered as one single transaction given their characteristics, and that the Company or the companies controlled by it plan to enter into, during a fiscal year, when these are unusual or non-recurrent, or else, when their total value represents, based on numbers corresponding to the end of the immediately preceding quarter in any of the following scenarios: 1. The purchase or sale of assets with a value equal or greater than 5% of the consolidated assets of the Company. 2. The granting of guarantees or the assumption of liabilities for a total sum equal or greater than 5% of the consolidated assets of the Company. Investments in debt securities or financial instruments shall not be covered by this provision whenever these are made in accordance with the policies that for such purpose are issued by the Board of Directors. D) The appointment, election, and, as the case may be, removal of the Chief Executive Officer of the Company, and its compensation, as well as the policies for the appointment and compensation of other Relevant Executives. E) The policies for extending credit or personal guarantees to related parties. F) Waivers granted so that a Board Member, Relevant Executive or any other individual with power to command, can take personal advantage or for third parties of corporate opportunities belonging to the Company or to other companies controlled by it or where the Company has substantial influence. Waivers for transactions with a total value less than what is mentioned in Section C) of this numeral III may be delegated to the Audit and Corporate Practices Committees. G) The guidelines with respect to internal controls and the internal audit of the Company and of the other companies controlled by it. H) The accounting policies of the Company, adjusting them to the accounting principles recognized or issued by the National Banking and Securities Commission. I) The Company’s financial statements. J) The hiring of the firm that shall render the external audit services and, if applicable, of additional or complementary services.

IV.- Present to the General Shareholders’ Meeting held after the end of the fiscal year: A) the annual report regarding the activities of the Audit and Corporate Practices Committees. B) The report prepared by the Chief Executive Officer, according to the Law, together with the report of the external auditor. C) The Board of Director’s opinion regarding the content of the Chief Executive Officer’s report mentioned in the preceding section. D) The report mentioned in Article 172, section b) of the General Corporations Law, which contains the main accounting and information policies and criteria to be used in preparing the financial information. E) The report on the activities and transactions in which it intervened as required by the applicable Law.

V.- Follow-up on the main risks to which the Company and the other companies controlled by it are exposed, identified based on the information presented to the committees, the Chief Executive Officer and the firm that serves as external auditor, as well as the accounting, internal control and internal audit, registry, archive or information systems of the Company or the other companies controlled by it. This task may be done through the conduit of the Audit and Corporate Practices Committee.

VI.- Approve the policies for information and communication with shareholders and the market, as well as with the Board Members and Relevant Executives, in order to comply with the Law.

VII.- Determine the corresponding course of action in order to correct any irregularities it is aware of and to implement the applicable corrective measures.

VIII.- Establish the terms and conditions to which the Chief Executive Director shall abide in the exercise of its powers of administration.

IX.- Order the Chief Executive Officer to disclose to the public those material events that it has knowledge of.

X.- Manage the businesses and assets of the Company, with full management power, under the terms of Article 2,554 (two thousand five hundred and fifty-four), Second paragraph of the Federal District Civil Code, and its correlative Article 2,448 (two thousand four hundred and forty-eight) of the State of Nuevo Leon.

ENGLISH TRANSLATION – AS OF MARCH 2015

XI.- Perform the domain over movable and real estate assets of the Company, as well as over their real and personal rights, under the terms of the third paragraph of Article 2,554 (two thousand five hundred and fifty-four) of the Federal District Civil Code and its correlative article 2,448 (two thousand four hundred and forty-eight) of the Civil Code for the State of Nuevo Leon.

XII.- Represent the Company before any type of administrative or judicial authorities of the Municipality, State or Country, as well as before the labor authorities or any other authority, or before arbitrators, with a vast power, including those faculties requiring a special clause according to the Law, under the provisions of the first paragraph of Article 2,554 (two thousand five hundred and fifty-four) of the Federal District Civil Code and its correlative Article 2,448 (two thousand four hundred and forty-eight) of the Civil Code for the State of Nuevo Leon, and file legal suits, complaints and criminal accusations, being also able to act as a civil party in criminal cases, and grant remission, as well as to present Juicios de Amparo and waive the Company’s rights under them.

XIII.- Grant and subscribe negotiable instruments on behalf of the Company, contribute with movable and real estate assets of the Company to other companies, and subscribe shares or take a participation in other companies, with the exception of those restrictions established by the applicable Law.

XIV.- Grant avales, bonds, and generally guarantee, even with mortgage or pledge, duties from third parties with or without counter benefits, and therefore execute negotiable instruments, contracts and other documents that are necessary for the granting of said guarantees, with the exception of those restrictions established by the applicable Law.

XV.- Monitor compliance with the resolutions of the Shareholders’ Meetings.

XVI.- Grant or deny the authorizations referred to in article 7 of these by-laws.

XVII.- Any other responsibility established by the Law in accordance with the functions that the Law grants to the Board of Directors and that are not reserved for the General Shareholders’ Meeting.

Approval from the Board of Directors shall not be required for the following transactions, each individually, entered between related parties and the Company or the companies controlled by it, if such transactions adhere to the policies and guidelines approved by the Board of Directors for such purpose: (a) those transactions that, based on their value, are not material to the Company or those companies controlled by it; (b) transactions entered into by the Company and the companies controlled by it or companies where the Company has substantial influence or entered by any of latter, whenever such transactions are part of the Company’s business scope or are considered made at market prices or supported on valuations made by external specialized firms; and (c) transactions with employees, whenever these are entered under the same conditions as with other clients or as a result of the rendering of general professional services.

The Board of Directors may only delegate its faculties under numerals X, XI, XII, XIII, and XIV above, and the attorneys-in-fact to whom they delegate those faculties are hereby duly authorized to delegate once more the faculties that have been delegated to them; with respect to section F) of numeral III, delegation shall be made as established therein, all other faculties correspond exclusively to the Board of Directors.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 28. CHIEF EXECUTIVE OFFICER.- The management, direction and execution of the business of Company and of the companies controlled by it shall be the responsibility of the Chief Executive Officer, who shall abide to the strategies, policies and guidelines approved by the Board of Directors.

The Chief Executive Officer shall have the signature of the Company, and shall have the following faculties, duties and obligations: I.- Represent the Company with general powers for act of administration, to manage the businesses and corporate assets with the ampleness of the second paragraph of Article 2554 of the Federal District Civil Code and its correlative Articles in the Civil Codes of any and all States of the Republic of Mexico, and Article 10 of the General Corporations Law. II.- Represent the Company with general power for lawsuits and collections, with all the general and special powers requiring special power or clause, without any limitation whatsoever, with the ampleness of the first paragraph of Article 2554 and 2587 of the Federal District Civil Code, and its correlative Articles in the Civil Codes of any and all States of the Republic of Mexico, as well as the power to represent the Company in labor disputes, with the attributions, obligations and rights prescribed in the Federal Employment Law. III.- Execute acts of domain over the corporate assets, as well as over their personal and real rights, whether movable or real estate assets, with the powers that correspond per the Law to the owner pursuant to the terms of the third paragraph of Article 2554 of the Federal District Civil Code and the correlative Article 2448 of the State of Nuevo Leon. IV.- Exercise the voting rights of those shares issued by those subsidiaries owned by the Company, complying with the Law. V.- Organize, manage and direct the personnel and the assets and businesses of the Company as instructed by the Board and to collect and make payments. VI.- Enter into agreements, execute negotiable instruments that are to be issued, accepted, endorsed or guaranteed, and all other documents related to his attributions, and execute those acts that are required for the ordinary course of business whenever they abide to the policies and guidelines that are approved by the Board of Directors for such purposes. VII.- Designate the Relevant Executives that shall assist him in the exercise of his functions and due fulfillment of his obligations, as well as any other employees he deems convenient. VIII.- Grant and revoke general and special powers, as well as to delegate, all or part of his faculties, including the power to authorize the attorney-in-fact to whom he delegated Powers so that the latter can likewise delegate the faculties he deems convenient, including such power of delegation. IX.- All other faculties, obligations and responsibilities established by the Law and that are not reserved to the General Shareholders’ Meeting or to the Board of Directors. The Board of Directors may broaden or restrict the faculties of the Chief Executive Officer.

The Chief Executive Officer and Relevant Executives shall conduct their positions in a manner that looks after the creation of value for the Company, without favoring a specific shareholder or group of shareholders. For this purpose they shall act with due diligence, making informed decisions and complying with the duties imposed by the Law or these by-laws. The Chief Executive Officer and the Relevant Executives shall be responsible for damages and losses caused to the Company or to other companies controlled by it, as determined by the Law.

ARTICLE 29. MANAGING POSITIONS.- The Chief Executive Officer may appoint and remove the Relevant Executives of the Company and of the entities that together with the Company form the Business Group, and set their integral compensation, in accordance with the policies agreed by the Board of Directors. The Chief Executive Officer may delegate the powers granted to him to the Relevant Executives empowering them to delegate their powers as well. The Relevant Executives shall report directly to the Chief Executive Officer, who shall distribute among them the various roles that they are taking, the Relevant Executives will have the authorities granted to them in the corresponding powers of attorney.

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 30. FACULTIES OF THE SECRETARY OF THE BOARD.- The Board may designate, among its Members, one or more delegates for executing specific acts. The Secretary of the Board of Directors shall have the following faculties, obligations and attributions:

A).- Draft, sign and publish the calls and notifications for the Shareholders’ Meetings, and if applicable, call the Meetings of the Board of Directors and of the Corporate Practices and Audit Committees.

B).- Participate with voice, but without vote, in the Board of Director Meetings.

C).- Maintain the confidentiality of the information and issues that he becomes aware of as part of his position in the Company, when such information and issues are not deemed public.

D).- Attend all of the General Shareholders’ Meetings and Board of Director Meetings, draft and sign the corresponding minutes, and keep the Minute Books of the General Shareholders’ Meetings and Board of Director Meetings as established by Law.

E).- Sign the minutes prepared in such Meetings, as well as authenticate such acts or resolutions contained in such minutes for all applicable legal effects.

F).- Act as the special designated representative of the Company to appear before a notary public and obtain the complete or partial protocolization of the minutes prepared at the General Shareholders’ Meetings and the Board of Director Meetings.

G).- Issue any required proofs or authentications of the legal representation of the Company and of records inserted in the Shareholder Ledger.

ARTICLE 31. COMMITTEES.- To fulfill its responsibilities, the Board of Directors shall be assisted by the Audit and Corporate Practices Committees, which shall be only comprised of independent directors and at least with three of such directors as appointed by the General Shareholders’ Meeting or by the Board of Directors, as per the proposal made by the Chairman of such Board.

The Chairman of the Audit and Corporate Practices Committees shall be appointed and removed from office exclusively by the General Shareholders’ Meeting, and shall not be able to chair the Board of Directors. The Secretary of the Board of Directors shall also be the Secretary of the Audit and Corporate Practices Committees, but he shall not be a member of such Committees.

The Chairmen of the Audit and Corporate Practices Committees may call Board of Director Meetings and insert in the agenda the items they deem pertinent.

With respect to corporate practices, the Committee shall: (a) Provide its opinion to the Board of Directors with respect to those issues that are relevant to it, as provided by the Law. (b) Request opinions from independent experts whenever it deems it necessary for the efficient performance of its duties o whenever required by Law; (c) Call General Shareholders’ Meetings and insert in such Meetings’ agendas those items that it deems pertinent. (d) Assist the Board of Directors in preparing the reports referenced in Article 28, section IV, letters d) and e) of the Mexican Securities Market Law. (e) Perform all other duties established by the Law or in these by-laws.

With respect to audit matters, the Committee shall: (a) Provide its opinion to the Board of Directors with respect to those issues that are relevant to it, as provided by the Law. (b) Evaluate the performance of the firm that renders the external audit services, as well as analyze the report, opinions or notices prepared and issued by the external auditor; to this effect, the Committee may request the external auditor’s presence whenever it deems it convenient, in addition to its duty to meet with the external auditor at least once a year. (c) Discuss the Company’s financial statements with the persons involved in their preparation and revision, and based on this, recommend the Board of Directors to approve or disapprove the financial statements. (d) Inform the Board of Directors about the condition of the internal control and internal audit systems of the Company and the companies controlled by it, including any irregularities that it detects, if so is the case. (e) Prepare the opinion referenced in Article 28, section IV, letter c) of the Mexican Securities Market Law and submit it to the Board of Director’s consideration, for its later presentation to the Shareholders’ Meeting, aiding itself with, among other things, the report of the external auditor; such opinion shall indicate, at the least: 1.- Whether the policies and accounting and information criteria followed by the Company are adequate and sufficient based on the particular circumstances of the Company. 2.- Whether such policies and criteria have been consistently applied to the information presented by the Chief Executive Officer.

ENGLISH TRANSLATION – AS OF MARCH 2015

3.- Whether, as the result of numbers 1. and 2. above, the information presented by the Chief Executive Officer reasonably reflects the financial results and condition of the Company. (f) Assist the Board of Directors in the preparation of the reports referenced in Article 28, section IV, letters d) and e) of the Mexican Securities Market Law. (g) Supervise that the transactions referenced in Articles 28, section III and 47 of the Mexican Securities Market Law are conducted in compliance with the Law and with the policies issued as per such legal dispositions. (h) Request opinions from independent experts whenever it deems it necessary for the efficient performance of its duties o whenever required by Law. (i) Request from the Relevant Executives and any other employees of the Company or other companies controlled by it, any reports related to the preparation of financial information or any other report that he deems necessary for performing its duties. (j) Investigate possible non-compliance that he is aware of, with the operations, guidelines and policies, internal control, internal audit and accounting record systems, whether by the Company or any other company controlled by it; to this effect, it shall conduct and examination of the documents, files and any other evidence, to the extent this is necessary to perform such surveillance. (k) Receive any observations made by the Shareholders, Directors, Relevant Executives, employees, and any other third party, with respect to the matters described in letter (j) above, and take any action that, under its judgment, may be taken as a result of such observations. (l) Request periodic meetings with the Relevant Executives, as well as the submittal of information related to the internal control and internal audit of the Company or other companies controlled by it. (m) Inform the Board of Directors of any material irregularities it detects during the performance of its duties and, if applicable, of the corrective actions adopted or suggest such actions that must be adopted. (n) Call Shareholder Meetings and request the inclusion in the agenda of those items that it deems pertinent. (o) Monitor that the Chief Executive Officer performs the resolutions adopted at the Shareholders’ Meetings and the Board of Director Meetings, based on the instructions that, for such purposes, are dictated by such Meetings. (p) Monitor the establishment of mechanisms and internal controls that allow verifying that acts and transactions of the Company and other companies controlled by it are in compliance with the applicable Law, as well as implement methods that enable reviewing compliance of the aforementioned duties. (q) Perform all other duties established by the Law or in these by-laws pursuant the responsibilities provided herein.

The annual report on the Audit and Corporate Practices Committees’ activities shall be prepared by the Chairmen of such Committees and presented to the Board of Directors.

The Audit and Corporate Practices Committees shall gather as many times as necessary, having the right to call such meetings the Chairman of the Board of Directors, 25% of the Board Members, The Chief Executive Officer, or the Chairman of such Committee. The decisions shall be made by majority of votes, having the Chairman a deciding vote in case of a tie; and it shall require the attendance of the majority of its members in order to have a valid meeting. The Alternates of those Directors members of the Audit and Corporate Practices Committee, shall also have the same position regarding the integration of this Committee.

In those Committee meetings where the Chairman and/or Secretary were absent, the attending members shall appoint among them, by majority vote, those who shall act as Chairman and Secretary for that particular meeting.

The Committees shall keep a minute book of their meetings, where the minutes of every meeting shall be kept with the signature of whoever acted as Chairman and Secretary.

One single Committee may perform the functions of both, the Audit and the Corporate Practices Committees.

ARTICLE 32. COMPENSATION OF THE BOARD.- The Members of the Board of Directors and their Alternates, as well as the members of the Audit and Corporate Practices Committees, shall be remunerated for their services in the amounts determined by the General Shareholders’ Meeting.

ARTICLE 33. SURVEILANCE OF THE COMPANY.- The surveillance of the management and execution of the Company’s business shall be the responsibility of the Board of Directors, through the Audit and Corporate Practices Committee, as well as through the firm performing the external audit of the Company, each within the scope of their attributions.

The Audit and Corporate Practices Committee, and the firm performing the external audit of the Company, shall perform those activities in accordance with the duties that the applicable Law imposes on them.

ARTICLE 34. FISCAL YEARS.- The fiscal years shall have a duration of one (1) calendar year, starting from January 1st (first) through December 31 (thirty-first).

ENGLISH TRANSLATION – AS OF MARCH 2015

ARTICLE 35. USE OF NET PROFITS.- The net profits that are obtained annually shall be applied in the following order: 1.- An amount equal to 5% (five per cent) shall be set apart to form a fund for the Legal Reserve until such point as such Reserve amounts at least 20% (twenty per cent) of the Capital Stock. When for any circumstances the Legal Reserve is reduced, it shall be reconstituted in the form mentioned in this sub paragraph. 2.- An amount that the Shareholders’ Meeting deems appropriate shall be set apart to create special reserve or prevention funds. 3.- The remaining portion shall be distributed among the shareholders in proportion to the number of shares they own, corresponding an equal part to each share, except for the provisions contained in the Law or in the Shareholders’ Meeting approving their issuance, in the case of shares representing a special class. The payment of dividends shall be made in accordance with the Law.

ARTICLE 36. FOUNDERS.- The Founders shall not reserve for themselves any special participation in the profits of the Company.

ARTICLE 37. LOSSES ALLOCATION.- Should there be any losses, they shall be allocated among the shareholders in proportion to their representation and up to the value of their respective shares, in accordance with the proportion that they represent from the paid and subscribed Capital Stock.

ARTICLE 38. DISSOLUTION OF THE COMPANY.- The Company shall be dissolved prior to its scheduled termination in the events described in subparagraphs II (second), III (third), IV (fourth) and V (fifth) of Article 229 (two hundred and twenty-nine) of the General Corporations Law.

ARTICLE 39. LIQUIDATORS.- Once the Company has been dissolved, the Shareholders’ Meeting, by majority of votes, shall designate three liquidators. The Shareholders’ Meeting shall establish the term within which said liquidators must complete their duties and shall set the compensation that they shall receive.

ARTICLE 40. BASES FOR LIQUIDATION.- The liquidators shall pass their resolutions by a majority of votes. The liquidation shall be made in accordance with the following bases: I.- Conclude all pending business in the manner best deemed appropriate by the liquidators. II.- The liquidators shall collect the credits, pay the debts and transfer the ownership of the assets of the Company as deemed necessary for such purpose. III.- The liquid assets that result from the final balance sheet to be produced by the liquidators, approved by the Shareholders’ Meeting, shall be distributed among the shareholders, either by distribution in kind or selling them and distributing the product of the sale or executing on them any other transaction approved by the General Shareholders’ Meeting, without harming any rights corresponding to special classes of shares, if any. The distribution of the liquid assets shall be made in proportion to the amount of issued Capital Stock, without affecting the preferential rights that correspond to special classes of shares.

ARTICLE 41. LIQUIDATION OF THE COMPANY.- The General Shareholders’ Meeting shall have, during the term of liquidation, the necessary powers to determine the rules that, in addition and amendment to the rules set forth in this public deed, shall govern the acts of the liquidators, having the power to revoke their designation and appoint new liquidators. The Shareholders’ Meeting shall be called during the liquidation by any of the liquidators.

ARTICLE 42. CANCELLATION OF LISTING ON THE NATIONAL REGISTER OF SECURITIES.- In the event that the Company requests the cancellation of the listing of its shares on the Securities Section of the National Register of Securities, the prior approval of the General Extraordinary Shareholders’ Meeting, with the favorable vote of the shares, with or without voting rights, that represent 95% of the Company’s Capital Stock, shall be required. It shall also be necessary to make a public tender offer, which shall be made at the price, terms and conditions established by the Law or determined by the National Banking and Securities Commission through its regulations.

The Company shall create a trust, for a period of at least six month as of the date of such cancellation, with enough funds to purchase, at the same offered price, the shares of those investors who did not tender at such offer.

The Board of Directors shall inform to investors and the public, through the stock exchanges where the Company’s securities are traded and in compliance with the conditions established by such stock exchanges, its opinion with respect to the price of the offer.

ENGLISH TRANSLATION – AS OF MARCH 2015

Transitory Article 1.- Individuals or corporations that, as of April 25, 2002, date in which the General Extraordinary Shareholders’ Meeting approved the amendment to several Articles of the by-laws of CEMEX, S.A. de C.V., are covered by the amendments to Articles 7 or 10, shall have 6 (six) months, starting the date such Meeting was held, to comply with the authorizations, notifications and other formalities referred to in such amended Articles 7 and 10, not being able to exercise the rights inherent to such shares until such formalities are not strictly complied with.

Transitory Article 2.- For all applicable legal effects, the amendments to the various Articles of the by-laws of CEMEX, S.A. de C.V., approved in the General Extraordinary Shareholders’ Meeting held on April 27, 2006, are subject to the condition that the new Mexican Securities Market Law published in the Mexican Federal Official Gazette on December 30, 2005, enters into force as per the condition described in such new Law, a publication of the amended and restated by-laws shall be made.